Exhibit 10.43

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is dated as of November 6, 2009 (this “Agreement”), by and among General Environmental Management, Inc., a Nevada corporation (“GEM”) and GEM Environmental Management, Inc. a Nevada corporation (“Purchaser”) and United States Environmental Response, LLC, a California limited liability company (“USER” or “Seller”). The parties may sometimes be referred to herein as the “Parties”.

RECITALS

A.          USER owns all of the issued and outstanding shares (the “CLW Shares”) of California Living Waters, Incorporated, a California corporation (“CLW”) and CLW owns all of the issued and outstanding shares (the “SCWW Shares”) of Santa Clara Waste Water Company, a California corporation (“SCWW”), subject to any existing security interest held by National Bank of California in the SCWW Shares;

B.           Purchaser is a wholly owned subsidiary of GEM; and

C.          Seller desires to sell the CLW Shares to the Purchaser and the Purchaser desires to purchase the Shares from Seller for the Purchase Price (as defined hereinafter) and on the other terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.             Definitions.

1.1         Defined Terms.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

(a) “Action” has the meaning as set forth in Section 4.14.

(b) “ADO Note” means that certain promissory note dated August 4, 2004 in the principal amount of $1,000,000 in the form set forth in Schedule 4.8(a).

(c) “Receiving Agent” has the meaning ascribed to such term in the Security Agreement.

(d) “Balance Sheet Date” has the meaning as set forth in Section 4.6(a)(iii).

(e) “Benefit Plans” has the meaning as set forth in Section 4.15(a).

(f) “Code” means the Internal Revenue Code of 1986, as amended or superseded through the date hereof.

(g) “Contracts” has the meaning as set forth in Section 4.19(a).

(h) “Claims Period” has the meaning as set forth in Section 7.1(b).

(i) “Closing” means the sale and purchase of the Shares, as further described in Section 2.2 hereof.  “Closing Date” means the date of the Closing, as further described in Section 2.2 hereof.

(j) “Closing Net Working Capital Schedule” has the meaning as set forth in Section 2.3

(k) “CLW Shares” is defined in Recital A.

(l) “Corporate Guarantee” has the meaning as set forth in Section 3.2(b).

(m) “Damages” has the meaning as set forth in Section 7.2(a).

(  ) “Debt Retirement Default” is defined in section 6.3(b).

(n) “due inquiry” has the meaning as set forth in Section 4.

(o) “Environmental Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, decrees, orders and agreements, which purport to regulate the generation, processing, production, storage, treatment, transport or Release (as defined below) of Hazardous Materials to the environment, or impose requirements, conditions or restrictions relating to environmental protection, management, planning, reporting or notice or public or employee health and safety.

(p) “ERISA” has the meaning as set forth in Section 4.15(a).

(q) “Excluded Claims” has the meaning as set forth in Section 7.1(b).

(r) “Financial Statements” has the meaning as set forth in Section 4.6(a).

 (t) “Governmental Entity” has the meaning as set forth in Section 4.14.

(u) “Hazardous Material(s)” shall mean any substance, exclusive of all substances that Santa Clara Waste Water Company is permitted to receive and treat,  that is: (i) defined as a hazardous substance, hazardous material, hazardous waste, biohazardous materials, pollutant, toxic substance, pesticide, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) any otherwise non-hazardous material regulated pursuant to any California Environmental or other law.

(v) “Indebtedness” means, as of a specified date, with respect to a Person (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), and (iii) all obligations of such Person on or with respect to then outstanding letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

(w) “Intellectual Property Rights” has the meaning as set forth in Section 4.11.

(x) “Interim Results of Operations” has the meaning as set forth in Section 4.6(a)(iv).

(y) “Knowledge” has the meaning as set forth in Section 4.

(z) “Material Adverse Effect” has the meaning as set forth in Section 4.7(g).

(aa)  “Net Working Capital Deficiency Amount” is defined in Section 2.3.

(bb) “Notes” is defined in Section 2.2(i). “Note One” through “Note Five” are defined in Section 2.2(b) through (f).

(cc) “Environmental Site” means any of the properties or facilities now orafter August 2, 2004, owned or leased by USER, CLW, or SCWW.

(dd) “Legal Requirement” has the meaning as set forth in Section 4.4.

(ee) “Ordinary Course” has the meaning as set forth in Section 4.6(b).

(ff) “Organizational Documents” has the meaning as set forth in Section 4.4.

(gg) “Permits” has the meaning as set forth in Section 4.16(a).

(hh) “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity.

(ii) “Policies” has the meaning as set forth in Section 4.12.

(jj) “Property Information” has the meaning as set forth in Section 4.11.

(kk) “Purchaser’s Disclosure Schedule” has the meaning as set forth in Section 5.

(ll) “Purchaser Indemnitees” has the meaning as set forth in Section 7.2(a).

(mm) “Purchase Price” is defined in Section 2.2.

(nn) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Material).

(oo) “Review Period” has the meaning as set forth in Section 2.3.

(pp) “SCWW Shares” has the meaning as set forth in Recital A.

(qq) “Securities Act” means the Securities Act of 1993, as amended.

(rr) “Seller Indemnitees” has the meaning as set forth in Section 7.2(b).

(ss) “Seller’s Note” has the meaning as set forth in Section 2.2(a).

(tt) “Seller’s Agreements” has the meaning as set forth in Section 5.1.

(uu) “Seller’s Disclosure Schedule” has the meaning as set forth in Section 4.

(vv) “Statement of Objections” has the meaning as set forth in Section 2.3.

(ww) “Security Agreement” has the meaning as set forth in Section 3.2(c).

(  )  “Stock Transfer Recission Time” is defined in Section 6.3(b).

(xx) “Tax Returns” has the meaning as set forth in Section 4.25(a).

(yy) “Taxes” has the meaning as set forth in Section 4.25(a).

(zz) “Termination Date” has the meaning as set forth in Section 7.1(b).

(aaa) “Warrants” has the meaning as set forth in Section 2.2(ii).

2.             Closing.

2.1           Closing. The purchase and sale of the Shares in exchange for the Purchase Price shall be consummated at a closing (the “Closing”) on November 6, 2009; provided, however, notwithstanding any other provision herein, the parties agree that the Closing shall be deemed to be effective as of 5:00 PM (PST),  October 31, 2009 and all references herein to the “Closing Date” shall mean  October 31, 2009, unless the context requires otherwise.

Subject to the terms contained herein, and the satisfaction of the conditions set forth in Section 3.2 of this Agreement, at the Closing: (i) Seller shall sell and deliver to Purchaser the CLW Shares; and (ii) Purchaser shall deliver to Seller the Purchase Price as defined hereinafter, in the following terms and conditions.

2.2           Consideration. At Closing, Seller will deliver to the Purchaser, GEM’s subsidiary, the CLW Shares, free and clear of any Liens.  In exchange therefor, and at the Closing, Purchaser will cause GEM to deliver:

(i) six promissory notes (individually a "Note" and collectively, the "Notes") in the aggregate principal amount of $9,003,000, as set forth below in Section 2.2 (a) through (f) of this Section 2.2, to USER as principal and as "Receiving Agent" as such term is defined in the Security Agreement, and (ii) Warrants (the "Warrants") to purchase 425,000 shares of GEM common stock in the form of the Warrants attached hereto a Exhibit 2.2(i)(A) and (B).  The Notes and the Warrants are sometimes referred to herein collectively as the “Purchase Price”.  The Notes are to be issued as follows:

(a) a $2,000,000 promissory note payable to the order of Seller (the “Seller’s Note”) executed in the precise form set forth on Exhibit 2.2(i)(a) hereto.

(b) a $1,700,000 promissory note payable to the order of Seller's designee, Forney Family Unitrust (“Note One”) executed in the precise form set forth on Exhibit 2.2(i)(b) hereto.

(c) a $1,100,000 promissory note payable to the order of Seller's designee, Nuestros Suenos, S.A., a Guatemalan sociedad anonima (“Note Two”) executed in the precise form set forth on Exhibit 2.2(i)(c) hereto.

(d) a $425,000 promissory note payable to the order of Seller's designee, Charles Mundy (“Note Three”) executed in the precise form set forth on Exhibit 2.2(i)(d) hereto.

(e) a $1,600,000 promissory note payable to the order of Seller's designee, Gary S. Edwards (“Note Four”) executed in the precise form set forth on Exhibit 2.2(i)(e) hereto.

(f) a $2,178,000 promissory note payable to the order of Seller's designee, Douglas B. Edwards (“Note Five”) executed in the precise form set forth on Exhibit 2.2(i)(f) hereto.

2.3    Closing Net Working Capital.  The Purchase Price payable hereunder shall be subject to an adjustment following the Closing Date in accordance with this Section 2.3 if and to the extent that SCWW’s Closing Net Working Capital Amount shall be less than $250,000. The Seller, CLW and SCWW shall cause SCWW's cash balances as of the Closing Date to be at least $400,000 less the $200,000 Seller’s receipt of cash referred to in this Section. “Closing Net Working Capital Amount” means the aggregate net working capital (current assets less cash less current liabilities) of the Company, taken together, immediately upon completion of the Closing. If the Closing Net Working Capital Amount is less than $250,000 (hereinafter, the “Net Working Capital Deficiency Amount”), GEM shall be entitled to adjust the Seller’s Note (with effect on the amount of the first Installment thereon) for the Net Working Capital Deficiency Amount.  The Closing Balance Sheet at October 31, 2009 (the "Closing Balance Sheet") shall be prepared in accordance with GAAP; for purpose of the Closing Balance Sheet, GAAP excludes the cash required to service long term debt, which long term debt currently is characterized as a current liability of approximately $300,000 on SCWW’s balance sheet.  Prior to Closing, SCWW shall have paid to Seller $200,000 in cash from the accounts of SCWW. As soon as reasonably practicable, but in no event later than 60 days after the Closing Date, the Purchaser will deliver to Seller a schedule (the “Closing Net Working Capital Schedule”) which shall include a calculation of the Closing Net Working Capital Amount.  Upon receipt of Purchaser’s calculation of the Closing Net Working Capital Amount, Seller shall be permitted during the succeeding forty-five (45) day period (the “Review Period”) full access at all reasonable times to the books and records of the Company as Seller may reasonably request for the purpose of reviewing Purchaser’s calculation of the Closing Net Working Capital Amount.  On or prior to the last day of the Review Period, Seller may object to Purchaser’s calculation of the Closing Net Working Capital Amount by delivering to Purchaser a written statement setting forth a reasonable basis for such objection (a “Statement of Objections”).  If Seller fails to deliver a Statement of Objections within the Review Period, Purchaser’s calculation of the Closing Net Working Capital Amount shall be deemed to have been accepted by the Parties.  If Seller delivers a Statement of Objections within the Review Period, Seller and Purchaser shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the calculation of the Closing Net Working Capital Amount, with such changes to the Closing Net Working Capital Amount as have been agreed in writing by Seller and Purchaser, shall be final and binding.  If Seller and Purchaser shall fail to reach an agreement with respect to the matters set forth in the Statement of Objections, then such matters shall, not later than fifteen (15) days after Seller or Purchaser affirmatively terminated discussions in writing with respect to such Statement of Objections, be submitted for resolution to an independent auditor as agreed by the Purchaser and the Seller.  The determination made by the independent auditor shall be final, binding and conclusive on the parties.  The fees and expenses of the auditor shall be borne equally by Purchaser and Seller.

The Seller hereby acknowledges and agrees that the Purchase Price (as such amounts may be adjusted pursuant to the terms of this Agreement, and the other consideration provided pursuant to the terms of this Agreement) shall constitute the full consideration for the CLW Shares.

3.             Conditions to Closing.

3.1           Conditions to Purchaser’s Obligation to Close.  The Purchaser’s obligation to deliver the Notes and the Warrants and to perform any other action at the Closing shall be subject to conditions precedent or concurrent, as follows:

(a)  the delivery to Purchaser of: (i) the CLW stock certificate representing all of the issued and outstanding CLW Shares; and (ii) appropriate stock powers executed by USER and transferring those shares from USER to the Purchaser;

(b)  the delivery to Purchaser of: (i)  the resignation of all directors and officers of CLW; and (ii) the resignation of all officers and the directors of SCWW, all effective upon GEM’s sale of its base business, elimination of all ComVest debt except the Mobile Treatment Services related debt, and payment of the first installment of the Seller’s Note;

(c) the delivery of agreements in the forms separately agreed between SCWW and each of (i) Southern California Management Services, Inc., (ii) M&C Mundy Enterprises, Inc., and (iii) Burning Rubber, Inc., pursuant to which each of Southern California Management Services, Inc., M&C Mundy Enterprises, Inc., and Burning Rubber, Inc. shall have, with the consent of SCWW acknowledged on each such agreement, terminated their respective management agreements with SCWW;

(d) the delivery of duly executed employment agreements between GEM and Douglas B. Edwards, in the form as separately agreed to by the Parties thereto;

(e)  the delivery of duly executed employment agreements, between SCWW as employer and each of Charles Mundy, Marlene Faltemier, and Gary S. Edwards, in the forms as separately agreed by the Parties;

(f) delivery of copies of all consents and approvals (including, but not limited to, regulatory approvals, if any) and USER internal approvals required to be obtained by Seller in connection with the consummation of the transactions contemplated hereunder.

(g) delivery of certified copies of Seller's, CLW's and SCWW's Articles of Incorporation (or, with respect to Seller, Articles of Organization) and  certificates of “Good Standing”, each issued by the office of the Secretary of State of the State of California, dated as of a date no later than October 21, 2009 and of each jurisdiction, if any, in which any of such entities is qualified to do business as a foreign corporation, dated reasonably prior to the Closing Date, stating that the subject entity is duly formed or qualified and in good standing in such jurisdiction.

(h) delivery to Purchaser of a certificate dated as of the Closing Date and signed on its behalf by the manager of the Seller to the effect that, as to Seller:  (A)  its Articles of Organization and its Operating Agreement (collectively in this subsection “Organizational Documents”) attached to the certificate are true and complete; (B) its Organizational Documents have been in full force and effect in the form attached from and after the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such Organizational Documents has occurred from and after the date of the last amendment, if any, annexed thereto; and (C) the resolutions of the manager of the Seller attached to the certificate and authorizing the actions taken in connection with the transactions contemplated hereby were duly adopted by all necessary limited liability company actions, remain in full force and effect, and have not been amended, rescinded or modified.

(i)           delivery by CLW to the Purchaser of a certificate by the Secretary of CLW (i) as to the pre-Closing names of the members of the board of directors of CLW and the names and signature specimens of all of the elected officers of CLW; (ii) that attached to that certificate is the corporate minute book of CLW, the stock register of which is to show the CLW Shares registered to the Purchaser as holder of record; (iii) that attached thereto are the signed instruments by which each of CLW’s directors and officers shall have irrevocably tendered their respective resignations from office, all effective upon GEM’s sale of its base business, elimination of all ComVest debt except the Mobile Treatment Services related debt, and payment of the first installment of the Seller’s Note;

(j) delivery by SCWW to the Purchaser of a certificate by the Secretary of SCWW (i) as to the pre-Closing names of the members of the board of directors of SCWW and the names and signature specimens of all of the elected officers of SCWW; (ii) that attached to that certificate is the corporate minute book of SCWW, the stock register of which is to show the SCWW Shares registered to CLW as holder of record; (iii) that attached thereto are the signed instruments by which each of SCWW’s directors and officers shall have irrevocably tendered their respective resignations from office, all effective upon GEM’s sale of its base business, elimination of all ComVest debt except the Mobile Treatment Services related debt, and payment of the first installment of the Seller’s Note;.

(k) concurrently with the Closing, Seller shall deliver to the Purchaser an opinion letter of Seller’s counsel, dated the Closing Date and otherwise in form and substance as set forth on Exhibit 3.1(k) hereto.

3.2           Conditions to Seller’s Obligation to Close.  The Seller’s obligation to deliver the CLW Shares and to perform any other action at the Closing shall be subject to conditions precedent or concurrent, as follows:

(a) [INTENTIONALLY LEFT BLANK]

(b) Delivery by GEM to USER, as principal and as Agent for Note Holders (as defined in the Notes), the joint and several unconditional corporate guarantee of GEM and Purchaser (“Corporate Guaranty”), precisely in the form of Exhibit 3.2(a) hereto, which guarantees the timely payment of the Notes ; and a separate guaranty of the Notes by CLW (the “CLW Guaranty”), in a form to be agreed by the Parties.

(c) Delivery by the Purchaser and CLW to USER, as principal and as Agent for the Note Holders (as defined in the Notes), of: (i) the Security Agreement precisely in the form set forth on Exhibit 3.2(b) hereto (“Security Agreement”), by which, inter alia, Purchaser pledges the CLW Shares as security for the payment of the Notes and (ii) the stock certificates of CLW with duly executed stock powers.

(d)  Delivery by GEM to the Seller of a certificate dated as of the Closing Date and signed on its behalf by the Secretary of GEM to the effect that, as to GEM:  (A) its Articles of Incorporation and its Bylaws (collectively in this subsection, “Organizational Documents”) have been in full force and effect, and have not been amended or rescinded on or after the date of the adoption of the resolutions referred to in clause (B) below; (B) the resolutions of the board of directors of GEM attached to the certificate and authorizing the actions taken in connection with the transactions contemplated hereby were duly adopted, remain in full force and effect, and have not been amended or rescinded; and (C) signature specimens of its CEO and its Secretary.

(e) Delivery by Purchaser to the Seller of a certificate dated as of the Closing Date and signed on its behalf by the Secretary of the Purchaser to the effect that, as to the Purchaser: (A) its Certificate of Incorporation and its Bylaws (collectively in this subsection, “Organizational Documents”) have been in full force and effect, and have not been amended or rescinded on or after the date of the adoption of the resolutions referred to in clause (B) below; (B) the resolutions of the board of directors of Purchaser attached to the certificate and authorizing the actions taken in connection with the transactions contemplated hereby were duly adopted, remain in full force and effect, and have not been amended or rescinded; and (C) signature specimens of its CEO and its Secretary.

(f)  Delivery by Purchaser and GEM of an opinion letter by the Lund LAW Group, acting as Purchaser and GEM’s counsel, dated the Closing Date and otherwise in form and substance as set forth on Exhibit 3.2(e), hereto.

4.           Representations and Warranties of Seller.  As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth in the disclosure schedule delivered by Seller on the date hereof (the “Seller’s Disclosure Schedule”), the Seller to its Knowledge (as defined below) hereby represents and warrants to Purchaser and GEM, in all Material respects as set forth in subsections 4.1 through 4.26.  The Seller’s Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Seller’s Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, provided that: (i) “Financial Statements” means, as to SCWW, SCWW’s balance sheet and income statement as prepared by SCWW and does not mean or include: (A) any adjustments thereto prepared by GEM or (B) any pro forma projections or forward looking statements; and (ii) the Disclosure Schedule shall be deemed to identify as exceptions with reasonable particularity, and describes the relevant facts in reasonable detail.  The Seller’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.  “Knowledge” when applied to the Seller means: with respect to any matter in question, that Seller has no actual knowledge of such matter and due inquiry would reveal no knowledge, materially contrary to any material representation. For this purpose, “due inquiry” means reasonable review of files and other information in the possession of USER’s manager; and (ii) reasonable inquiry of employees of the Seller, CLW and SCWW who have primary responsibilities pertinent to such inquiry and access to information in the possession of the Seller, CLW or SCWW, respectively, responsive thereto.

4.1           Title to Shares.

(a)            CLW is a wholly owned subsidiary of USER. All of CLW’s outstanding equity interests were duly authorized, validly issued and are fully paid and non-assessable.  There are no existing options, warrants, rights, calls or commitments of any character relating to the equity interests of the CLW. There are no outstanding securities, obligations or instruments convertible into or exchangeable for equity interests of CLW and no commitments to issue such securities, obligations or instruments.  No Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any equity interests of CLW.  Seller represents and warrants that such Seller has good and marketable title to the Shares, and will convey to Purchaser at the Closing good and marketable title to the Shares, free and clear of any and all Liens other than may exist with National Bank of California as secured party as disclosed on Schedule 4.1(a).

(b)           Other than CLW and its wholly owned subsidiary, SCWW, the Seller does not have any direct or indirect subsidiaries.  For purposes of this Agreement, a direct or indirect subsidiary of the Seller means any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, Seller or other business enterprise which is controlled by the Seller through direct ownership of the stock, equity or other interests of such business enterprise or indirectly through the ownership of stock, equity or other interests in one (1) or more other business enterprises which are connected with the Seller by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

4.2           Organization, Good Standing and Authority.  Seller, CLW and SCWW have been duly organized and validly exist as: (a) limited liability company in good standing under the laws of the State of California, (b) a corporation organized under the laws of the State of California, and (c) a corporation organized under the laws of the State of California, respectively, with full corporate power and authority to own, operate and lease their respective properties and to conduct their businesses as currently conducted.  Seller, CLW and SCWW have full company power and authority to do and perform all acts and things to be done by each of them under this Agreement and the documents, instruments and agreements executed in connection herewith by the Seller and the performance of its obligations hereunder has been, to the extent necessary, duly and properly authorized and no other action or approval by the Seller, CLW and SCWW or any other Person, except as set forth or described on Schedule 4.2, is necessary for the execution, delivery or performance of this Agreement by the Seller.

4.3           Execution and Delivery.  Except as set forth on Schedule 4.3, all consents, approvals, authorizations and orders necessary for the execution, delivery and performance by the Seller of this Agreement have been duly and lawfully obtained, and the Seller has full right, power, authority and capacity to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by the Seller and constitutes legal, valid and binding agreements of the Seller enforceable against the Seller in accordance with its terms in all material respects, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

4.4           No Conflicts.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) except as set forth on Schedule 4.4, conflict with or result in any material breach or violation of any term or provision of, or constitute a material default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Seller is a party or by which such Person is bound or affected or to which any of the property or assets of such Person is bound or affected, (b) result in any material violation of the provisions of the organizational documents (the “Organizational Documents”) of the Seller, CLW or SCWW, or of any applicable statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award, whether foreign or domestic (“Legal Requirement”); or (c) result in the creation or imposition of any Lien upon any property or asset of the Seller, CLW or SCWW.  Except for this Agreement, Seller, CLW and SCWW have no legal obligation, absolute or contingent, to any other Person to sell any capital stock of CLW or SCWW, the business of the CLW or SCWW, or any or all of the assets of CLW or SCWW, or to effect any merger, consolidation or other reorganization of CLW or SCWW or to enter into any agreement with respect thereto.

4.5           Corporate Records.  The copies or originals of the Organizational Documents of CLW and SCWW’s minute books and stock records previously delivered to Purchaser are true, complete and correct in all material respects.  SCWW and CLW have, in accordance with good business practices, maintained substantially complete and accurate books and records, and substantially correct records of all its material corporate proceedings.

4.6           Financial Statements; Undisclosed Liabilities.

(a)           Schedule 4.6(a) contains a true and correct copy of the following financial statements (collectively, the “Financial Statements”): (i)  the unaudited balance sheets of the SCWW and CLW as of December 31, 2007 and December 31 2008; (ii) the unaudited statements of income and cash flows of CLW and SCWW for the fiscal years ended December 31, 2007 and December 31, 2008; (iii) the internally prepared, unaudited balance sheets of the CLW and SCWW as of August 31, 2009 (the “Balance Sheet Date”); and (iv) the internally prepared, unaudited statement of income of CLW and SCWW for the eight (8) months ended August 31, 2009 (the “Interim Results of Operations”)

(b)           CLW and SCWW do not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the August 31, 2009 Balance Sheets: or (ii) incurred in the Ordinary

Course of business from and after the date of the August 31, 2009.  Balance Sheets, (iii) disclosed on the Seller’s Disclosure Schedule: or (iv) under customer contracts which are not in default.  As used herein, “Ordinary Course” shall mean matters occurring in the ordinary course of business in a manner and scope consistent with the past operations of the Seller and which do not involve material breaches of contract or material violations of any Legal Requirement.

4.7           Absence of Certain Changes.  Since the Balance Sheet Date, except as disclosed in Schedule 4.7, CLW and SCWW have operated their respective businesses in the Ordinary Course and have not:

(a) issued any capital stock or other equity interests of CLW or SCWW or options or rights to acquire capital stock or other similar rights of the CLW or SCWW, redeemed or repurchased any outstanding shares of capital stock or other equity interests of CLW or SCWW, declared, set aside or paid any dividend or distribution on any shares of capital stock or other equity interests of CLW or SCWW, merged with any other entity or purchased or acquired capital stock or other interest in any other entity, purchased or otherwise acquired all or substantially all of the business or assets of any other Person, or transferred or sold a substantial portion of each of CLW's or SCWW's business or assets to any Person;

(b) incurred any debts or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course;

(c) been subjected to or permitted a Lien upon or otherwise encumbered any of their assets, except any Lien for taxes not yet due;

(d) sold, transferred, licensed or leased any of their rights, assets or properties except in the Ordinary Course;

(e) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred from and after the Balance Sheet Date, in each case in the Ordinary Course;

(f) canceled or compromised any debt owed to or by or claim of or against them, or waived or released any right of material value other than in the Ordinary Course;

(g) made or suffered any change or effect, which (individually or in the aggregate) has had, or may reasonably be expected to have, a Material Adverse Effect (“Material Adverse Effect” means any material adverse effect on or change with respect to the businesses, financial condition, properties, profitability, or operations of CLW or SCWW);

(h) made any change in its accounting methods, principles or practices;

(i) paid, or agreed to pay, any increase in compensation payable or to become payable (including any bonus or commission formula) of any kind to any employee, officer, director or consultant;

(j) entered into any transaction with the Seller or any Affiliate of Seller;

(k) failed to renew or obtain an adequate replacement of any insurance policies material to their respective businesses;

(l) taken any action (covertly or overtly) which would be reasonably expected to cause the termination of any customer Contract; or

(m) entered into any agreement or otherwise obligated each of CLW or SCWW to do any of the foregoing.

4.8           Property; Encumbrances.  Except as set forth on Schedule 4.8(a), Each of CLW and SCWW have good, valid and marketable title to all their tangible personal property free and clear of all liens.  SCWW owns the real property as set forth in Schedule 4.8(b).  Schedule 4.8(c) contains a list of all tangible personal property owned by CLW and SCWW or held by CLW or SCWW pursuant to leases or licenses which, individually, have a cost, replacement value or fair market value in excess of $5,000.  The leases and licenses listed on Schedules 4.8(b) and (c) are in full force and effect without any material default, waiver or indulgence thereunder by CLW or SCWW or, to the Knowledge of the Seller, by any other party thereto.  True and complete copies of all leases and licenses listed on Schedules 4.8(b) and (c) have been provided to Purchaser.

4.9           Condition of Personal Property.  All personal property owned by CLW and SCWW and all personal property held by the CLW and SCWW pursuant to personal property leases or licenses are in good operating condition and not in need of any significant repair or replacement, subject to ordinary wear and tear, and have been operated, serviced and maintained in the Ordinary Course.

4.10         Condition of Real Property.  No condemnation proceeding is pending or, to the Knowledge of the Seller, threatened, which would impair the occupancy, use or value of any of the Real Property. CLW and SCWW have the exclusive right to use and occupy the Real Property either by ownership thereof or pursuant to the terms of the real property leases listed on Schedule 4.8(b), and all material permits required to have been issued or appropriate to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. Except as set forth on Schedule 4.10, SCWW has not subleased, assigned or transferred any of its rights with respect to the Real Property, nor entered into any agreement to do so.  There are no outstanding notices of any uncorrected written violations of applicable building, safety, fire or housing ordinances with respect to the Real Property.

4.11         Intellectual Property and Proprietary Rights.  Schedule 4.11(a) contains a true and complete list of all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, software source code and grants of a license or right to CLW and  SCWW with respect to any of the foregoing, owned or claimed to be owned by the CLW or SCWW and used or proposed to be used by CLW or SCWW in the conduct of their businesses, whether registered or not (collectively, the “Intellectual Property Rights”), except as to customary “off the shelf” software used in the Ordinary Course, including, without limitation, Microsoft Windows and Office programs, etc.  CLW or SCWW own and have the unrestricted right to use the Intellectual Property Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, marketing and purchasing strategy, invention, process, confidential data and/or other information (collectively, “Proprietary Information”) used in their businesses, free and clear of any right, equity or claim of others.  Since the Balance Sheet Date, neither CLW nor SCWW has sold, transferred, assigned, licensed or subjected to any Lien any Intellectual Property Right or Proprietary Information or any interest therein. No Intellectual Property Right or Proprietary Information conflicts with, infringes on or otherwise violates any rights of others or is subject to any pending or, to the Knowledge of the Seller, threatened litigation or other adverse claim of infringement by any other Person.

4.12          Insurance.  Schedule 4.12 contains a true and complete list (including the name of the insurer, policy number, coverage amount, deductible amount, premium amount and expiration date) of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with CLW's or SCWW's business, operations, premises, properties, assets, employees, agents and directors. The insurance policies, bonds and arrangements described on Schedule 4.12 (the “Policies”) are in full force and effect.  No facts or circumstances exist that would cause CLW or SCWW to be unable to renew its existing insurance coverage as and when the same shall expire (and to continue to be able to obtain additional bonding for new projects as required), in either case upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of CLW or SCWW.  CLW or SCWW is not in material breach of or in material default under any of the Policies, has not received any written notice of pending or threatened cancellation of any Policy, and no claim or coverage under any Policy is currently being disputed.

4.13         Indebtedness.  CLW or SCWW has no material liability or obligation for Indebtedness other than as set forth on Schedule 4.13(a) and true and complete copies of all material instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Purchaser.  No event has occurred and no condition has become known to the Seller that constitutes or, with notice or passage of time, or both, would constitute a material default or termination under any instrument or document relating to or evidencing such Indebtedness.

4.14          Judgments; Litigation.  Except as set forth on Schedule 4.14, there is no (a) material, outstanding judgment, order, decree, award, stipulation or injunction of any local, state, federal or foreign court, government or governmental department, commission, instrumentality, board, agency or authority (“Governmental Entity”) against the Seller, CLW or SCWW, or their properties, assets or businesses, (b) material action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative (“Action”), by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to the Seller’s Knowledge, threatened, against CLW or SCWW or its properties, assets or business, or (c) to the Seller’s Knowledge, fact or circumstance which is reasonably likely to lead to the instigation of any Action by or against CLW or SCWW.

4.15          Employee Benefit Plans.

(a)           Schedule 4.15(a) contains a true and complete list of each current material written current employment, bonus, deferred compensation, incentive compensation, membership interest purchase, membership interest option, membership interest appreciation right or other membership interest-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to for the employees of CLW and SCWW (the “Benefit Plans”).  Schedule 4.15(a) identifies each of the Benefit Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Sellers have delivered or made available to the Purchaser true and complete copies of all material documents in its possession in connection with each Benefit Plan.

(b)           Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable laws, rules and regulations, including but not limited to ERISA and the Code (except for violations or failures which are not reasonably likely to result in a Material Adverse Effect) and neither CLW or SCWW nor any trade or business, whether or not incorporated, that together with CLW or SCWW would be deemed a “single employer” under Section 414 of the Code is subject to any material Liability, including additional contributions, fines, taxes, penalties, or retroactive premiums or similar adjustments with respect to any Benefit Plan.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or there is additional time available to request such a determination).  To the Knowledge of the Seller, no event or condition has occurred or is expected to occur that would materially adversely affect the qualified status of any such Benefit Plan subsequent to such determination.

4.16         Permits, Licenses, Etc.

(a) CLW and SCWW each possess, and each is in material compliance with, all material franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to: (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate all Permits and Licenses (collectively the “Permits”).  Schedule 4.16(a) contains a true and complete list of all Permits.  Each Permit has been lawfully and validly issued and is in full force and effect, and no proceeding is pending or, to the Seller’s Knowledge, threatened with respect to the revocation, suspension or limitation of any Permit.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Permit and, except as set forth in Schedule 4.16(a), no Permit will require the consent of its issuing authority to, or as a result of the consummation of, the transactions contemplated hereby.

(b) The Seller has not been notified or presently has no reason to believe any of the Permits will not be renewed in the Ordinary Course upon its expiration.  Neither CLW nor SCWW is in material breach of, nor has it received any claim or assertion (in writing or otherwise) that the Seller has materially breached any of the terms or conditions of any Permit.

(c)  CLW and SCWW have made all material required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of CLW and SCWW as currently conducted and as proposed to be conducted. All such registrations, filings and submissions were in compliance with all Legal Requirements and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

4.17         Environmental Matters.  Except as listed herein or as set forth in the Environmental reports previously delivered in writing to the Purchaser by its consultants:

(a) CLW or SCWW, since the commencement of their businesses,  has been in substantial compliance with all applicable Environmental Laws and all Licenses applicable to the Environmental Sites and the Assets and Properties, except with respect to same as have been previously resolved to the satisfaction of the relevant government agency;

(b) there has been no unreported Release of any Hazardous Material or otherwise regulated material or waste pursuant to any California Environmental or other law in material violation of any applicable Environmental Laws or Licenses by CLW, SCWW, or any of its Affiliates from any storage tanks, surface impoundments, septic tanks, pits, sumps or lagoons or any other location at any Environmental Site in which Hazardous Materials are being or have been treated, stored or transported during SCWW's ownership of any Environmental Site;

(c)  there are no Environmental Claims pending or, to the Knowledge of the Seller, threatened against CLW or SCWW relating to an Environmental Site and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim;

(d)  to the Knowledge of the Seller, there is no asbestos or asbestos-containing material that requires current abatement or encapsulation under Environmental Laws at an Environmental Site;

(e)  to the Knowledge of the Seller, and except to the extent of closure obligations with respect to any Environmental Site, CLW and SCWW have no actual or alleged Liability under any Environmental Law at an Environmental Site;

(f)  to the Knowledge of the Seller, upon transfer of the Permits at Closing, CLW and SCWW have all Permits that will be necessary to enable Purchaser to conduct its business after the Closing in the same manner as the business is being conducted on the date hereof;

(g)  the Seller has provided Purchaser with copies of any environmental assessment or audit reports or other similar studies or analyses relating to any Real Estate prepared by, or on behalf of, or otherwise in the possession of the Seller, CLW or SCWW; and

(h)  neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any removal, response, or remediation pursuant to any Environmental Law or any permit issued to CLW or SCWW.

4.18         Consents.  Schedule 4.18 sets forth all material consents, authorizations and approvals of, and all filings, notices and registrations with, any Person to, or as a result of the consummation of, the transactions contemplated hereby that are necessary in connection with the operations and business of CLW or SCWW as currently conducted and as proposed to be conducted or are required to be obtained or made by the CLW or SCWW.  All such consents and filings have been obtained or made or will be obtained or made by the Seller, CLW and SCWW prior to the Closing.

4.19         Material Contracts; No Defaults.

(a)         Schedule 4.19 contains a true and complete list and description of all material contracts, agreements, understandings, arrangements and commitments, written or oral, of CLW and SCWW (the “Contracts”) by which they or their properties, rights or assets are bound that:

(i)           involve consideration with a value of $50,000 in the aggregate or more over its term (other than Ordinary Course customer contracts);

(ii)         cannot be terminated by CLW or SCWW on less than 90 days’ notice without penalty or payment of damages exceeding $10,000 in each case.

(iii)        evidence or provide for Indebtedness;

(iv)        guarantee the performance, liabilities or obligations of any other entity;

(v)         restrict in any material respect the ability of the CLW or SCWW to conduct any business activities;

(vi)        involve, as parties thereto, CLW or SCWW or any Affiliate of CLW or SCWW;

(vii)       relates to the employment of any Person at an annual rate of compensation greater than $75,000;

(viii)      are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement;

(ix)         involve more than $10,000 and will require the CLW or SCWW to purchase or provide goods or services for a period of more than 90 days after the Closing Date (other than Ordinary Course customer contracts); or

(x)          are otherwise material to the business of CLW or SCWW.

(b)         Each Contract is, and immediately after the Closing will be (on identical terms), legal, valid, binding, enforceable against the CLW and SCWW and in full force and effect in the form delivered to Purchaser. CLW and SCWW are not, and, to the Seller's Knowledge, no other party is in material breach of or default under any Contract, and each of the Seller, CLW or SCWW have not received in writing or otherwise any claim or assertion that the Seller, CLW or SCWW is in material breach of or default under any Contract.

(c)         No event has occurred or, based on facts presently known to exist, is reasonably anticipated which with notice or lapse of time or both would constitute a breach or default, or permit termination, acceleration or modification, under any Contract.

4.20         Employment Laws.  Except to the extent expressly provided in Schedule 4.20:

(a)           CLW and SCWW are  in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety with respect to its business (except for violations or failures to comply which are not reasonably likely to result in a Material Adverse Effect), and have not received notice of, and, to the Knowledge of the Seller, is not engaged in, any unfair labor practice with respect to its business.

(b)           There is no labor strike, dispute, slowdown or stoppage pending or, to Knowledge of the Seller, threatened against or affecting CLW or SCWW. No employee of CLW or SCWW is represented by a union.

(c)           There are no claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees)), governmental investigations or administrative proceedings of any kind pending or, to the Knowledge of the Seller, threatened against or relating to CLW or SCWW, their employees or employment practices, or operations as they pertain to conditions of employment that could have a Material Adverse Effect; nor is CLW or SCWW subject to any order, judgment, decree, award or administrative ruling arising from any such matter that could have a Material Adverse Effect.

4.21         Principal Customers.  Schedule 4.21 contains a true and complete list of the names and addresses of the ten (10) largest customers of CLW or SCWW, as measured by the fees received from such customer during each of the twelve (12) months ended December 31, 2007 and December 31, 2008 and the eight months ended August 31, 2009.  Except as set forth on Schedule 4.21, in the last twelve (12) months, no such customer: (i) has cancelled, suspended or otherwise terminated its relationship with CLW or SCWW, or (ii) has advised the Seller, CLW or SCWW of its intention to cancel, suspend or otherwise terminate its relationship with CLW or SCWW, or to materially reduce its business or adversely change the terms upon which it pays for goods or services from CLW or SCWW.  Subject to the receipt of all applicable consents, approvals, and authorizations described in Schedule 4.18 and to the Seller’s Knowledge, the Seller does not, except as disclosed on Schedule 4.21, reasonably anticipate that any customer listed on Schedule 4.21 will cancel, suspend or terminate its relationship with CLW or SCWW, or materially reduce its business or adversely change the terms upon which it pays for goods or services from CLW or SCWW as a result of the consummation of the transactions contemplated by this Agreement.  The Seller, CLW and SCWW have not taken any action that would result in the cancellation, suspension or termination of CLW's or SCWW's relationship with any customer.

4.22          Compliance with Law.  Except as set forth in Schedule 4.22, in all material respects, neither CLW or SCWW; (a) is in violation of, or conducting its business or operations in violation of, or using or occupying its properties or assets in violation of, any Legal Requirement, (b) in the past seven years, has not violated, conducted its business or operations in violation of, or used or occupied their properties or assets in violation of, any Legal Requirement, or (c) in the past seven years, has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.  To the Seller’s Knowledge, there are no facts that are reasonably likely to give rise to any material violation by CLW or SCWW of the provisions of any Legal Requirement.

4.23          Environmental Laws.

Except as disclosed on Schedule 4.23, (i) CLW and SCWW are  in material compliance with all applicable Environmental Laws,, (ii)  CLW or SCWW have not generated, processed, produced, stored, treated, transported, Released or disposed of any Hazardous Materials at, in, on, under, about or from any Environmental Site (including facilities previously leased or owned by CLW or SCWW or, to the Knowledge of Seller, any other business the stock or net assets of which have been acquired by CLW or SCWW) or at any other location except in material compliance with all applicable Environmental Laws, and (iii) the Seller, CLW or SCWW has not received from any Governmental Entity or any other Person, any material notice of violation, notice to comply, compliance schedule, administrative or judicial complaint or proceeding, information request, order, enforcement action or lien with respect to alleged or alleging material potential violations of or liabilities under Environmental Laws by or on behalf of the CLW or SCWW or relating to the Real Property (including facilities previously leased by CLW or SCWW).  The Seller, CLW and SCWW have provided Purchaser with copies (which may include electronic copies) of all material reports in their possession of environmental compliance audits, environmental assessments, environmental inspection reports, and correspondence with or submissions to Governmental Entities under Environmental Laws, in each case in connection with the operation of the Company’s business or the Real Property.

4.24         Brokers’ Fees.  Except as set forth on Schedule 4.24, no broker, finder or similar agent has been employed by or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and the Sellers has not entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.25         Taxes.  Except as to any matters disclosed in Schedule 4.26:

(a)           The term “Taxes” means all material net income, capital gains, gross income, gross receipts, sales, use, escheat, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred, accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged.  References to CLW or SCWW shall be deemed to include any predecessor to such Person from which CLW or SCWW incurs a liability for Taxes as a result of transferee liability.  The term “Tax Returns” means all material tax returns, reports, statements or estimates that CLW or SCWW was required to file or will be required to file prior to the Closing Date.

(b)           All Tax Returns required to be filed with respect to the CLW or SCWW, or their businesses have been timely filed.

(c)           All Taxes required to be shown on such Tax Returns or otherwise due by or with respect to CLW or SCWW or their businesses have been timely paid.

(d)          All such Tax Returns are true, correct and complete in all material respects.

(e)           No adjustment relating to such Tax Returns has been proposed formally or informally by any tax authority and, to the Knowledge of the Seller, no basis exists for any such adjustment.

(f)           CLW or SCWW has withheld and paid all Taxes required to have been withheld and paid in connection with amounts owing with respect to its business to any employee, independent contractor, creditor, member or other third party.

(g)          There are no pending or threatened Actions for the assessment or collection of Taxes against CLW or SCWW (insofar as either relates to the activities or income of CLW or SCWW or their businesses).

(h)          There are no Tax Liens on any properties or assets of CLW or SCWW, including their businesses.

4.26         FIRPTA. Neither CLW nor SCWW has been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code.

5.             Representations and Warranties of Purchaser.  As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth in the disclosure schedule delivered by Purchaser on the date hereof (the “Purchaser’s Disclosure Schedule”), Purchaser makes to Seller for Seller’s benefit and for the benefit of Holders of the Notes, the representations and warranties set forth in this Section 5.  Nothing in the Purchaser’s Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Purchaser’s Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  An exception in the Purchaser’s Disclosure Schedule relating to one representation or warranty shall be deemed to qualify or to serve as an exception to another representation or warranty to the extent such exception expressly cross-references one or more applicable representations set forth in another section of this Section 5.  The Purchaser’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

5.1           Organization; Good Standing; Authority.  Purchaser has been duly organized and validly exists as a corporation in good standing under the laws of the State of Nevada.  Purchaser has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement, the Security Agreement and any other agreements related to this transaction to which Purchaser is a party (“Seller’s Agreements”).  The execution and delivery of Seller’s Agreements by Purchaser and the performance of its obligations hereunder and thereunder have been, to the extent necessary, duly and properly authorized and no other action or approval by Purchaser or any other Person, except as otherwise provided in this Agreement, is necessary for the execution, delivery or performance of Seller’s Agreements by Purchaser.

5.2           Execution and Delivery.  Except as set forth on Schedule 5.2, all consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Purchaser of Seller’s Agreements have been duly and lawfully obtained, and Purchaser has full right, power, authority and capacity to execute, deliver and perform Seller’s Agreements.  The Seller’s Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their respective terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

5.3           No Conflicts.  The execution, delivery and performance of Seller’s Agreements and the consummation of the transactions contemplated hereby will not (a) except as set forth on Schedule 5.3, conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound or affected or to which any of the property or assets of Purchaser are bound or affected, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Purchaser or any Legal Requirement, or (c) result in the creation or imposition of any Lien upon any property or asset of Purchaser.

5.4           Brokers.  Except as set forth on Schedule 5.4, no broker, finder or similar agent has been employed by or on behalf of Purchaser or any affiliate of Purchaser in connection with this Agreement or the transactions contemplated hereby, and neither Purchaser nor any affiliate of Purchaser has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.5           Investment.  Purchaser acknowledges that the CLW Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or qualified under any state blue sky or other securities laws, and may not be resold absent registration under the Securities Act and qualification under applicable state blue sky or other securities laws, or an applicable exemption from the registration and prospectus delivery requirements of the Securities Act (and applicable blue sky or other securities laws). Purchaser is acquiring the CLW Shares for its own account, for investment purposes only and not with a view towards the resale or distribution thereof in violation of the Securities Act or any blue sky or other securities laws.

6.             Covenants; Other Agreements.

6.1           Further Assurances.  If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such necessary or desirable action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

6.2           Release of Personal Guarantees; Compensating Payments.   GEM shall use its best efforts to refinance all liabilities of CLW and SCWW that are personally guaranteed by Douglas B. Edwards and Gary S. Edwards (such guarantees are identified on Schedule 6.2 hereto), so as to remove Douglas B. Edwards and Gary S. Edwards from any primary or secondary liability on or with respect to any such liabilities of CLW and SCWW. From the date hereof to and until the date, if any, on which GEM shall have achieved the refinance described in the previous sentence, GEM shall pay to each of Douglas B. Edwards and Gary S. Edwards, monthly in arrears on the first day of each calendar month, an amount determined by multiplying the amount of principal outstanding on all loans to SCWW by the National Bank of California, by 1%, and dividing the product by 12.

6.3           Financial Covenants.  From the date hereof and at all times until (i) the Notes and the ADO Note have been irrevocably paid in full (to the extent not earlier converted, if applicable), whether by timely payment, payment by guarantors, satisfaction by recourse to the SCWW Shares and the CLW Shares under the Security Agreement; the final resolution of any insolvency proceedings or assignment for the benefit of creditors; or other irrevocable satisfaction; (ii) the full performance by GEM as to any conversion of any Notes and as to any exercise of the Warrants; and (iii) the irrevocable payment in full of all other amounts that shall have become due to the Seller or any of the Note Holders, whether or not any of the forgoing shall then payable or past due, under this Agreement, the Security Agreement, the Notes or under any guaranty made by GEM, CLW and Purchaser under the terms of this Agreement, GEM and the Purchaser shall cause the performance of each of the following:

 (a)  Capital Improvement Reserves.  To assure that SCWW shall have access to adequate capital improvement funding, a minimum of $25,000 per month of SCWW’s cash flow shall be reserved on the books of SCWW for expenditure by SCWW on capital improvements within SCWW.  For all purposes of this Agreement and the Security Agreement , SCWW “cash flow” shall not include any amounts so reserved, whether at such minimum or greater amounts, and, for clarity, shall not include any cash flow spent on SCWW capital improvements in the same month as that cash flow was realized.

(b)  GEM’s Senior Lender Debt.

(i) GEM Senior Debt Retirement.  GEM shall fully pay and satisfy (other than by any refinancing) its senior lender (except indebtedness that is owed to the senior lender in connection with GEM's sale of GEM Mobile Treatment Services, Inc.) (the “Senior Lender Debt”) not later than March 12, 2010 at 5 p.m. Pacific Time (the "Stock Transfer Rescission Time"). Time is of the essence of GEM’s obligation under this covenant. Without diminishing the general effect of Section 8.13 hereof, the Parties acknowledge with particularity that (i) the Parties had originally intended to contract on the basis that GEM would have achieved immediately after Closing the retirement of the Senior lender Debt; (ii) for pressing business reasons, GEM nevertheless requested of Seller an extension of that retirement performance to the Stock Transfer Rescission Time; (iii) Seller is willing to provide the extension on the terms of this subsection (b) only upon the undertaking by GEM to specifically perform this covenant.  Any failure fully to do so shall constitute the “Debt Retirement Default” hereunder.  The Parties agree that in the event of a Debt Retirement Default the amount of money damages would be difficult or impossible to prove under law and that a specific performance remedy is therefore appropriate and agreed by the Parties.  GEM and GEMEM agree not to assert to the contrary in any dispute hereunder. The Parties also agree that the consequences to GEM and GEMEM of any Debt Retirement Default are not a penalty but rather are an attempt by the Parties to place in substantially the same position as they were prior to Closing (A) GEM and the Purchaser, on the one hand, and (B) Seller, CLW and SCWW, on the other hand.

In the event of any Debt Retirement Default, and notwithstanding any provision in this Agreement or in any related agreement or instrument to the contrary, and upon the irrevocable and unconditional re-transfer of the CLW Stock from Purchaser to Seller under the terms of the Security Agreement:

(1) this Agreement, other than the provisions of  this Section  6.3(b) and Sections 7 and 8 hereof;

(2) the Corporate Guarantee, to the extent it guarantees payment of the Notes but not to the extent it relates to any obligations, under Paragaphs 7 & 8 hereof

(3) Security Agreement Section 6 (“Services Agreement to Preserve CLW Stock Value”);

(4) The Notes

(4) The Warrants

(5) all actions (other than payments to employees and payments of costs and expenses as agreed hereunder) taken by any and all Parties to perform the transactions contemplated hereby;

shall be (thereupon and without any further action by any Party), as between GEM and the Purchaser on the one hand, and the Seller and each holder of the Notes on the other hand, deemed rescinded and null and void.  Upon the rescissions, if any, contemplated hereby, Seller agrees to cause CLW and the each holder of the Notes to GEM the original Notes and Corporate Guaranty issued at the Closing hereunder; and...

(ii) Until the Senior Lender Debt shall have been fully paid and satisfied as required in subsection (i) above, GEM shall cause there to be no distributions or other transfers of funds (including loans) from SCWW to Purchaser or GEM or any of SCWW’s affiliates other than to assist in the direct monthly payment of Note One, Note Two, Note Three, and the ADO Note obligations from the Closing Date through March 12, 2010, and to reimburse GEM for all out of pocket expenses for the employment contract of Douglas B. Edwards.

(c) GEM New Capital and Uses.  GEM shall use its best efforts to raise $5,000,000 in new investment capital by June 30, 2010, to be used as follows:

(1)	the first use of proceeds of any new investment capital raised shall be to pay off the $2,000,000 Seller’s Note;

(2)
the next $2,000,000 will be used toward: (i) the amount of funds sufficient for SCWW to complete SCWW’s regulatory compliance requirements; (ii) up to $300,000 as required to pay down the National Bank of California loans as an inducement to substitute GEM for Douglas Edwards and Gary Edwards as guarantors of the National Bank of California debt; and (iii) the balance toward SCWW’s working capital; and

(3)	the final $1,000,000 shall apply toward GEM’s working capital.

(d)  Restriction on SCWW Hiring.  To assure consistent use of SCWW working capital regarding personal services, SCWW shall not hire, or contract for, any additional non-operating personnel beyond the level that would cause an increase in the ratio of ONE DOLLAR for non-operating personnel expense for every EIGHT DOLLARS of revenue.  For purpose of this ratio, sales persons are considered as operating personnel but sales supervisors who are not primarily in the field acquiring and servicing accounts are not considered operating personnel.  SCWW may replace any terminated non-operating personnel or add new persons provided that the total expenditure for all non-operating personnel does not exceed the $1:$8 ratio.

(e)  Current Ratio.  GEM shall cause SCWW to maintain a Current Ratio of 1.25:1, as determined by reference to SCWW’s monthly balance sheets. “Current Ratio” means total current assets divided by current total liabilities.

(f)  Debt Service Requirement.  GEM shall maintain a Debt Service Requirement of one month of current debt requirement excluding scheduled principal payments in excess of $100,000.00.  Funds required to debt service all principal reductions in excess of $100,000 shall be maintained for a period of no less than fifteen calendar days from the due date of such payments.

(h) Waiver of Financial Covenants.  The restrictions in 6.3 Financial Covenants can be waived on written approval of the Seller, or with the written approval of Holders of 50% of the outstanding Notes principal.

(i) The above Financial Covenants shall be in effect until (i) Douglas Edwards and Gary Edwards are removed as guarantors of all SCWW and CLW debt, and (ii) either the $2,000,000 Seller Note and the $1,000,000 “Agua de Oro” note payable to Seller are paid in full or the $5,000,000 equity raise with use of proceeds outlined in “GEM New Capital and Uses” is funded in full.

7.           Indemnification.

                      7.1           Survival Provisions.

(a)           The representations and warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination, or knowledge of, or investigation by or on behalf of any party hereto).

(b)           Claims for indemnification pursuant to Section 7.2(a) must be made by delivery of written notice to the party against whom the indemnification claim is made, setting forth in general terms the basis for the indemnification claim, no later than the third anniversary of the date of this Agreement (the “Termination Date”); provided, however, claims for indemnification for Damages (defined below) arising from any material breach of the representations and warranties contained in Sections 4.1 (Title to Shares), 4.2 (Organization, Good Standing, Authority), 4.3 (Execution and Delivery), 4.23 (Compliance with Law), 4.24 (Environmental Laws), 4.26 (Taxes) or claims for material internal misrepresentations (collectively, “Excluded Claims”) may be made at any time, subject to the applicable statute of limitations.  (The Termination Date or the applicable later date as described above is referred to herein as the “Claims Period”).

                      7.2           Indemnification.

(a)            The Seller hereby covenants and agrees to defend, indemnify and hold harmless Purchaser and GEM and their respective affiliates (collectively, the “Purchaser Indemnitees”) from and against any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other liabilities of any kind or nature whatsoever, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees (collectively, “Damages”) arising out of or resulting from: (i) any material inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement or in any certificate delivered pursuant to this Agreement; (ii) the failure of Seller to perform or observe any covenant, agreement or condition to be performed or observed by Seller pursuant to this Agreement.

(b)           Purchaser and GEM hereby covenant and agree to defend, indemnify and hold harmless Seller, the Agent and the Holders of the Notes and their respective affiliates (collectively, the “Seller Indemnitees”) from and against any and all Damages arising out of or resulting from: (i) any material inaccuracy in or breach of any representation or warranty made by Purchaser or GEM in this Agreement or in any other related agreement to which they are, respectively, a party or in any certificate delivered pursuant to this Agreement or any such related agreement and (ii) the failure of Purchaser or GEM to perform or observe any covenant, agreement or condition to be performed or observed by Purchaser or GEM pursuant to this Agreement or any such related agreement.

8.           General Provisions.

8.1           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy if sent during normal business hours of the recipient (or if not, on the next business day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized overnight courier service.  Concurrently with the initiation of any such notice, the sender shall make a good faith effort to send the addressee a copy of such notice by electronic mail and to alert the addressee by telephone. Each of the Company and the Holder may, by notice to the other, specify for itself from time to time address specifications different from the initial address specifications as follows:

If to the Company, addressed to:

General Environmental Management, Inc.
Attention: Timothy J. Koziol, CEO
3194 Temple Ave, Ste. 250
Pomona, California 91768
Facsimile No.:  909.444.8356
Telephone No.: 909.444.9500
Email: Tim.Koziol@go-gem.com

With a copy to:
Patrick Lund
Lund LAW Group
1451 Quail Street, Suite 202
Newport Beach, CA 92660
Facsimile number: 949.250.4503
Telephone No.: 949 250.4230
Email: ricklund@lundlawgroup.com

If to Holder, addressed to:

United States Environmental Response, LLC
4255 Harbour Island Lane
Oxnard, CA  93035
Facsimile number: 805.382.1313
Telephone No.: 805.850.8992
Email: canondougedwards@yahoo.com

With a copy to:
Steven A. O’Rourke Professional Corporation
Attention: Steven A. O’Rourke
21700 Oxnard St., Suite 1160
Woodland Hills, CA 91367
Facsimile number: 818.530.4306
Telephone No.: 805.807.1346
Email: Steve@CalCorpLaw.com

                      8.2           Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

                      8.3           Third Party Rights. Except as provided in Section 7, notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including, without limitation, any employee broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

                      8.4           Entire Agreement.  This Agreement, including the exhibits and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter, including, without limitation, any and all letters of intent as to the transactions contemplated hereby.

                      8.5           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and the Holders of the Notes and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable by any party, without the written consent of the other parties and any such purported assignment by any party without such consent shall be void.

                      8.6           Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or similar means of electronic communication, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

                      8.7           Recitals, Schedules and Annexes.  The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and made a part hereof as if fully set forth at length herein.

                      8.8           Construction.  The section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, the masculine, feminine or neuter gender, shall be deemed to include the others whenever and wherever the context so requires.

                      8.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

                      8.10         Waiver.  Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof.  Any waiver affected pursuant to this Section 8.10 shall be binding upon all parties hereto.  No failure to exercise nor any delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.  No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement.  The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity that such party may have against the other parties.

                      8.11         Amendment.  No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by Purchaser, on the one hand, and the Sellers, on the other hand.

                      8.12         Publicity.  The initial press release relating to the execution and delivery of this Agreement shall be a joint press release, to be agreed upon by the Purchaser and the Seller.

                      8.13         Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled, at law or in equity.

                      8.14         Cumulative Remedies.  All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy a party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                      8.15         Expenses.  Each of the Parties hereto shall bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants, provided, however, that, GEM shall:

(b) pay to Douglas B. Edwards up to $10,000 in attorneys’ fees incurred by him and outstanding in connection with the negotiation of his employment agreement with GEM;

(b) cause SCWW to pay up to Seller $50,000 in attorneys’ fees incurred by Seller prior to 5 p.m. November 11, 2009, and all attorney’s fees incurred by Seller thereafter, in each such case as incurred in connection with the negotiation, preparation and closing of this Agreement and related agreements, instruments and closing documents.  For this purpose, the amount of such fees “incurred” shall exclude the amount of fees referred to and paid by GEM under subsection (a) above but the amount of reimbursement under this subsection (b) shall be cumulative of the reimbursement amount under subsection (a) above; and

(c) pay to Seller all amounts in attorneys’ fees and costs, accountants’ fees and costs and other costs of enforcement, related to advice concerning any incipient Debt Retirement Default, any actual Debt Retirement Default and all matters and actions necessary or appropriate to any rescissions, re-transfer of CLW Stock, novations of documents and other adjustments incurred by Seller in connection with a Debt Retirement Default.

In connection with any demand for payment under this section 8.15, Seller shall present to GEM invoices by the services providers in reasonable detail as to matters and dates of service.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

“Seller”

United States Environmental Response, LLC,
a California limited liability company, by
Petro Flow, LLC, a California limited liability
company

By: ________________________________
       Douglas B. Edwards, Manager

“Purchaser”

GEM Environmental Management, Inc.,
a Nevada corporation

By: ________________________________
       Timothy J. Koziol, CEO

“GEM”

General Environmental Management, Inc.,
a Nevada corporation,

By: ________________________________
      Timothy J. Koziol, CEO